EXHIBIT 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

MEDICINOVA, INC.

Takashi Kiyoizumi hereby certifies that:

ONE: The original name of this corporation was Medicinova, Inc. and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was September 26, 2000. The Certificate of Incorporation of this corporation was restated and filed with the Secretary of State of Delaware on December 7, 2000, amended and filed with the Secretary of State of Delaware on August 1, 2001, further restated and filed with the Secretary of State of Delaware on March 5, 2003, and further restated and filed with the Secretary of State of Delaware on June 11, 2003.

TWO: He is the duly elected and acting President of MediciNova, Inc., a Delaware corporation.

THREE: The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

I.

The name of the corporation is MediciNova, Inc. (the “Corporation” or the “Company”).

II.

The address of the registered office of the Corporation in the State of Delaware is:

1209 Orange Street Wilmington, New Castle County, Delaware 19801-1196

The name of the Corporation’s registered agent at said address is The Corporation Trust Company.

III.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

IV.

A. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is One Hundred Eleven Million Nine Hundred Fifty Nine Thousand Six (111,959,006) shares, Eighty-Three Million (83,000,000) shares of which shall be Common Stock (the “Common Stock”) and Twenty-Eight Million Nine Hundred Fifty-Nine Thousand Six (28,959,006) shares of which shall be Preferred Stock (the “Preferred Stock”).

The Preferred Stock shall have a par value of $0.01 per share and the Common Stock shall have a par value of $0.001 per share.

B. The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares of Common Stock or Preferred stock then outstanding and shares of Common Stock reserved for issuance upon the conversion of Preferred Stock) by the affirmative vote of the holders of a majority of the stock of the Corporation (voting together on an as-if-converted basis).

C. One Million (1,000,000) shares of the authorized shares of Preferred Stock are hereby designated “Series A Preferred Stock” (the “Series A Preferred”), Two Hundred Ninety-One Thousand One Hundred Fifty (291,150) shares of the authorized shares of Preferred Stock are hereby designated “Series B Preferred Stock” (the “Series B Preferred”) and the remaining Twenty-Seven Million Six Hundred Sixty-Seven Thousand Eight Hundred Fifty-Six (27,667,856) authorized shares of Preferred Stock are hereby designated “Series C Preferred Stock” (the “Series C Preferred”).

D. The rights, preferences, privileges, restrictions and other matters relating to the Common Stock, Series A Preferred, Series B Preferred and Series C Preferred are as follows (Note: section references within this Article IV are to other sections within the Article IV unless otherwise expressly provided):

1.	DIVIDEND RIGHTS.

(a) The holders of Series C Preferred shall be entitled to receive prior and in preference to the holders of Series A Preferred, Series B Preferred and Common Stock, out of funds legally available therefor, dividends at a rate equal to $0.1296 per annum on each outstanding share of Series C Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) (the “Series C Dividends”). Series C Dividends on each outstanding share of Series C Preferred shall be payable only as and when declared by the Board of Directors of the Company (the “Board” or “Board of Directors”) and shall not accrue or otherwise be deemed to compound. Upon any conversion of shares of the Series C Preferred Stock, all rights to such dividends on such shares shall terminate. Unless all Series C Dividends shall have been paid or set apart, no dividend shall be paid or declared, and no distribution or redemption shall be made, on any shares of the Series A Preferred, Series B Preferred or Common Stock (other than dividends payable solely in capital stock on the capital stock of the Corporation or repurchases of Common Stock from employees of the Corporation pursuant to agreements and arrangements provided for in an equity incentive plan approved by the Board.

(b) No dividend or distribution (other than dividends payable solely in capital stock on the capital stock of the Corporation or repurchases of Common Stock from employees of the Corporation pursuant to agreements and arrangements provided for in an equity incentive plan approved by the Board of Directors) shall be paid on any share of Common Stock unless a dividend or distribution is paid or declared and set apart with respect to each share of Series A Preferred, Series B Preferred and Series C Preferred then outstanding in amounts for each such share of Series A Preferred, Series B Preferred and Series C Preferred which are equal to or greater than the aggregate amounts of such dividends or distributions as would otherwise be paid on the shares of Common Stock into which each such share of Series A Preferred, Series B Preferred or Series C Preferred, respectively, could then be converted pursuant to the provisions of Section 4 below. In the event of a conversion of any of the shares of Series A Preferred, Series B Preferred or Series C Preferred pursuant to Section 4 below, any declared and unpaid dividends on such shares shall be paid, at the election of the holder(s) thereof, in cash or shares of Common Stock (at the then current fair market value for such shares as determined in good faith by the Board).

2.	VOTING RIGHTS.

Except as otherwise provided herein or as required by law, the Series A Preferred, Series B Preferred and Series C Preferred shall be voted equally with the shares of the Common Stock of the Company and not as a separate class, at any annual or special meeting of stockholders of the Company, and may act by written consent in the same manner as the Common Stock, in each case upon the following basis: each holder of shares of Series A Preferred, Series B Preferred and Series C Preferred shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder’s aggregate number of shares of Series A Preferred, Series B Preferred and Series C Preferred are convertible (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

3.	LIQUIDATION RIGHTS.

(a) Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Common Stock, Series A Preferred or Series B Preferred, the holders of Series C Preferred shall be entitled to be paid out of the assets of the Company an amount per share of Series C Preferred equal to $1.62 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares, the “Original Series C Issue Price”) plus all declared and unpaid dividends on such stock, for each share of Series C Preferred held by them. If, upon any such liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of Series C Preferred of the liquidation preference set forth in this Section 3(a), then such assets shall be distributed among the holders of Series C Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled

(b) After the payment of the full liquidation preference of the Series C Preferred as set forth in Section 3(a) above, upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Common Stock, the holders of Series A Preferred and Series B Preferred shall be entitled to be paid out of the assets of the Company an amount per share of Series A Preferred and Series B Preferred equal to $10.00 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares, the “Original Series A Issue Price”) and $100.00 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares, the “Original Series B Issue Price”) plus all declared and unpaid dividends on such stock respectively, for each share of Series A

Preferred and Series B Preferred, respectively, held by them. If, upon any such liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of Series A Preferred and Series B Preferred of the liquidation preference set forth in this Section 3(b), then, subject to Section 3(a) above, such assets shall be distributed among the holders of Series A Preferred and Series B Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(c) After the payment of the full liquidation preference of the Series A Preferred, Series B Preferred and Series C Preferred as set forth in Sections 3(a) and 3(b) above, the assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock, the Series A Preferred, the Series B Preferred and the Series C Preferred on an as-if-converted to Common Stock basis.

(d) Unless the holders of a majority of the Series C Preferred elect otherwise (given in writing or by vote at a meeting), the following events shall be considered a liquidation under this Section 3:

(i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the Company’s voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred, excluding any consolidation or merger effected exclusively to change the domicile of the Company (an “Acquisition”); or

(ii) a sale, lease or other disposition (including, without limitation, by license other than licenses entered into in the ordinary course of the Corporation’s business) of all or substantially all of the assets of the Company (an “Asset Transfer”).

(iii) In any of such events, if the consideration received by this corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board. Any securities shall be valued as follows:

(A) The value of such securities shall be the value, if any, ascribed to such securities in the Acquisition documents;

(B) Securities not covered by (A) above and securities subject to investment letter or other similar restrictions on free marketability covered by (C) below:

(1) If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

(3) If there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors.

(C) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (B)(1), (2) or (3) to reflect the approximate fair market value thereof, as determined by the Board of Directors.

4.	CONVERSION RIGHTS.

The holders of the Series A Preferred, Series B Preferred and Series C Preferred shall have the following rights with respect to the conversion of the Series A Preferred, Series B Preferred and Series C Preferred into shares of Common Stock (the “Conversion Rights”):

(a) Optional Conversion. Subject to and in compliance with the provisions of this Section 4, any shares of Series A Preferred, Series B Preferred or Series C Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of (i) Series A Preferred shall be entitled upon conversion shall be the product obtained by multiplying the “Series A Preferred Conversion Rate” then in effect (determined as provided in Section 4(b)) by the number of shares of Series A Preferred being converted, (ii) Series B Preferred shall be entitled upon conversion shall be the product obtained by multiplying the “Series B Preferred Conversion Rate” then in effect (determined as provided in Section 4(b)) by the number of shares of Series B Preferred being converted, and (iii) Series C Preferred shall be entitled upon conversion shall be the product obtained by multiplying the “Series C Preferred Conversion Rate” then in effect (determined as provided in Section 4(b)) by the number of shares of Series C Preferred being converted.

(b) Conversion Rate. The conversion rate in effect at any time for conversion of the (i) Series A Preferred (the “Series A Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Series A Issue Price by the “Series A Preferred Conversion Price,” calculated as provided in Section 4(c), (ii) Series B Preferred (the “Series B Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Series B Issue Price by the “Series B Preferred Conversion Price,” calculated as provided in Section 4(c), and (iii) Series C Preferred (the “Series C Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Series C Issue Price by the “Series C Preferred Conversion Price,” calculated as provided in Section 4(c).

(c) Conversion Price. The conversion price for the Series A Preferred shall initially be $1.00 (the “Series A Preferred Conversion Price”), the conversion price for the Series B Preferred shall initially be $1.00 (the “Series B Preferred Conversion Price”) and the conversion price for the Series C Preferred shall initially be $1.62 (the “Series C

Preferred Conversion Price”). Such initial Series A Preferred Conversion Price, Series B Preferred Conversion Price and Series C Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series A Preferred Conversion Price herein shall mean the Series A Preferred Conversion Price as so adjusted, all references to the Series B Preferred Conversion Price herein shall mean the Series B Preferred Conversion Price as so adjusted, and all references to the Series C Preferred Conversion Price herein shall mean the Series C Preferred Conversion Price as so adjusted.

(d) Mechanics of Conversion. Each holder of Series A Preferred, Series B Preferred or Series C Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series A Preferred, Series B Preferred or Series C Preferred, respectively, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series A Preferred, Series B Preferred or Series C Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) at the election of the holder, in cash or shares of Common Stock (at the Common Stock’s fair market value determined by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Series A Preferred, Series B Preferred or Series C Preferred being converted and (ii) in cash (at the Common Stock’s fair market value determined by the Board of Directors as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series A Preferred, Series B Preferred or Series C Preferred. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series A Preferred, Series B Preferred or Series C Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(e) Adjustments to Series B Conversion Price or Series C Conversion Price for Certain Diluting Issues.

(i) Special Definitions. For purposes of this Section 4(e), the following definitions apply:

(A) “Options” shall mean rights, options, or warrants to subscribe for, purchase or otherwise acquire Common Stock, Series A Preferred, Series B Preferred, Series C Preferred or Convertible Securities (defined below).

(B) “Original Issue Date” shall mean the date on which a share of Series C Preferred was first issued.

(C) “Convertible Securities” shall mean any evidences of indebtedness, shares (other than Common Stock, Series A Preferred, Series B Preferred and Series C Preferred) or other securities convertible into or exchangeable for Common Stock.

(D) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 4(e)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than:

(1) shares of Common Stock issued or issuable upon conversion of shares of Series A Preferred, Series B Preferred or Series C Preferred;

(2) up to 2,000,000 shares of Common Stock issued or issuable to officers, directors or employees of, or consultants to, the Corporation pursuant to stock option or stock purchase plans or agreements on terms approved by the Board of Directors;

(3) shares of Common Stock issued or issuable as a dividend or distribution on Series A Preferred, Series B Preferred or Series C Preferred;

(4) shares of Common Stock issued or issuable upon exercise or conversion of outstanding warrants;

(5) shares of Common Stock issued or issuable for which adjustment of the Series A Preferred Conversion Price, Series B Conversion Price or Series C Conversion Price is made pursuant to Section 4(g);

(6) shares of Common Stock issued or issuable in connection with an acquisition of another entity by the Corporation (by merger, consolidation, sale of assets, sale or exchange of securities or otherwise); or

(7) shares of Common Stock issued or issuable, in each case as approved by the Board of Directors, in connection with a lease line, bank financing, strategic partnership, collaboration or similar transaction, or in consideration of the acquisition or licensing of technology by the Corporation.

(E) “Ratchet Period” shall mean the period, if any, beginning on January 1, 2006 and ending on the date on which the aggregate proceeds to the Company from sales of its equity securities after the Original Issue Date exceeds $50 Million.

(ii) No Adjustment of Conversion Price. Any provision herein to the contrary notwithstanding, no adjustment in the Series B Conversion Price or Series C Conversion Price, respectively, shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Section 4(e)(v) hereof) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Series B Conversion Price or Series C Conversion Price, respectively, in effect on the date of, and immediately prior to, such issue.

(iii) Deemed Issue of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options for Convertible Securities or for Series A Preferred, Series B Preferred or Series C Preferred, the conversion or exchange of such Convertible Securities or Series A Preferred, Series B Preferred or Series C Preferred, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(A) no further adjustments in the Series B Conversion Price or Series C Conversion Price shall be made upon the subsequent issue of such Convertible Securities, or Series A Preferred, Series B Preferred, Series C Preferred or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities or Series A Preferred, Series B Preferred or Series C Preferred;

(B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or decrease or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Series B Conversion Price or Series C Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Series B Conversion Price or Series C Conversion Price shall affect Common Stock previously issued upon conversion of the Series A Preferred, Series B Preferred or Series C Preferred);

(C) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Series B Conversion Price or Series C Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(1) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually receive by the Corporation upon such conversion or exchange and

(2) in the case of Options for Convertible Securities or Series A Preferred, Series B Preferred or Series C Preferred, only the Convertible Securities or Series A Preferred, Series B Preferred or Series C Preferred, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4(e)(v)) upon the issue of the Convertible Securities or Series A Preferred, Series B Preferred or Series C Preferred with respect to which such Options were actually exercised;

(D) no readjustment pursuant to clause (B) or (C) above shall have the effect of increasing the Series B Conversion Price to an amount which exceeds the lower of (a) the Series B Conversion Price on the original adjustment date, or (b) the Series B Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date. No readjustment pursuant to clause (B) or (C) above shall have the effect of increasing the Series C Conversion Price to an amount which exceeds the lower of (x) the Series C Conversion Price on the original adjustment date, or (y) the Series C Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

(E) in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Series B Conversion Price or Series C Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (C) above.

(iv) Adjustment of Series B Conversion Price or Series C Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event this Corporation, at any time after the Original Issue Date, shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(e)(iii)) without consideration or for a consideration per share less than the Series B Conversion Price or Series C Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the Series B Conversion Price or Series C Conversion Price, as applicable, shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) (A) in the case of an adjustment to the Series B Conversion Price, determined by multiplying the Series B Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Series B Conversion Price in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued, (B) in the case of an adjustment to the Series C Conversion Price other than during the Ratchet Period, determined by multiplying the Series C Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Series C Conversion Price in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued, and (C) in the case of an adjustment to the Series C Conversion Price during the Ratchet Period, equal to the lowest price at which such Additional Shares of Common Stock were so issued. For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all shares of Series A Preferred, Series B Preferred, Series C Preferred and all Convertible Securities had been fully converted into shares of Common Stock immediately prior to such issuance and any outstanding warrants, options or other rights for the purchase of shares of stock or convertible securities had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date. Notwithstanding anything to the contrary herein, the application of this Section 4(e)(iv) with respect to a particular issuance of Additional Shares of Common Stock may be waived (in writing or by vote at a meeting) by the holders of at least a majority of the then outstanding shares of Series B Preferred and Series C Preferred, voting together as a single class on an as-converted basis.

(v) Determination of Consideration. For purposes of Section 4(e), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property. Such consideration shall

(1) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

(2) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(3) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors.

(B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(e)(iii), relating to Options and Convertible Securities shall be determined by dividing:

(1) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities or Series A Preferred, Series B Preferred or Series C Preferred, the exercise of such Options for Convertible Securities or Series A Preferred, Series B Preferred or Series C Preferred

and the conversion or exchange of such Convertible Securities or Series A Preferred, Series B Preferred or Series C Preferred; by

(2) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against the dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

(f) Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the Series A Preferred Conversion Price, Series B Preferred Conversion Price and Series C Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Series A Preferred Conversion Price, Series B Preferred Conversion Price and Series C Preferred Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(f) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(g) Adjustment for Common Stock Dividends and Distributions. If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series A Preferred Conversion Price, Series B Preferred Conversion Price and Series C Preferred Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Preferred Conversion Price, Series B Conversion Price and Series C Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Preferred Conversion Price, Series B Preferred Conversion Price and Series C Preferred Conversion Price shall be adjusted pursuant to this Section 4(g) to reflect the actual payment of such dividend or distribution.

(h) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series A Preferred, Series B Preferred or Series C Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of Series A Preferred, Series B Preferred or Series C Preferred, respectively, shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series A Preferred, Series B Preferred or Series C Preferred, respectively, could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(i) Reorganizations, Mergers or Consolidations. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock or the merger or consolidation of the Company with or into another corporation or another entity or person (other than an Acquisition or Asset Transfer or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), as a part of such capital reorganization, provision shall be made so that the holders of the Series A Preferred, Series B Preferred and Series C Preferred shall thereafter be entitled to receive upon conversion of the Series A Preferred, Series B Preferred and Series C Preferred, respectively, the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series A Preferred, Series B Preferred and Series C Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the applicable Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Preferred, Series B Preferred and Series C Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

(j) Automatic Conversion.

(i) Each share of Series A Preferred, Series B Preferred and Series C Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series A Preferred Conversion Price, Series B Preferred Conversion Price and Series C Preferred Conversion Price, respectively, immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (or a substantially equivalent registration under Japanese law), covering the offer and sale of Common Stock for the account of the Company and resulting in at least $40,000,000 of gross proceeds to the Company, and pursuant to which the Company obtains a listing for its shares on the New York Stock Exchange or the Nasdaq National Market System (or comparable Japanese exchange or automated quotation system). Furthermore, (x) each share of Series A Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series A Preferred Conversion Price at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of the Series A Preferred, (y) each share of Series B Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series B Preferred Conversion Price at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of the Series B Preferred and (z) each share of Series C Preferred shall automatically be converted into shares of Common

Stock, based on the then effective Series C Conversion Price at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of the Series C Preferred so long as all shares of Series A Preferred and Series B Preferred have already been converted to Common Stock or are being converted automatically to Common Stock pursuant to an affirmative vote of the requisite holders thereof as set forth in clauses (x) and (y) above simultaneously with the conversion of the outstanding shares of Series C Preferred hereunder.

(ii) Upon the occurrence of any of the events specified in Section 4(j)(i) above, the outstanding shares of Series A Preferred, Series B Preferred or Series C Preferred, as the case may be, shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred, Series B Preferred or Series C Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates (without requirement of posting any bond). Upon the occurrence of such automatic conversion of the Series A Preferred, Series B Preferred or Series C Preferred, the holders of Series A Preferred, Series B Preferred or Series C Preferred, as the case may be, shall surrender the certificates representing such shares at the office of the Company or any transfer agent for such stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred, Series B Preferred or Series C Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

(k) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred, Series B Preferred or Series C Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred, Series B Preferred or Series C Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock’s fair market value (as determined by the Board of Directors) on the date of conversion.

(l) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, Series B Preferred and Series C Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred, Series B Preferred and Series C Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred, Series B Preferred and Series C Preferred, the

Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(m) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred, Series B Preferred and Series C Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred, Series B Preferred or Series C Preferred so converted were registered.

5.	REDEMPTION RIGHTS

(a) Redemption Right. Subject to the terms and conditions set forth below, the Corporation shall, upon receipt after August         , 2010 of written request from the holders of a majority of the outstanding Series C Preferred (a “Redemption Request”), redeem from each “Requesting Holder” (as defined below), at a price per share equal to the Original Series C Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) plus all declared and unpaid dividends on such stock (the “Redemption Price”), the number of shares of Series C Preferred requested to be redeemed by each Requesting Holder.

(b) Terms of Redemption. The Corporation shall provide notice of its receipt of a Redemption Request, specifying the time, manner and place of the initial redemption and the Redemption Price (a “Redemption Notice”), by first class or registered mail, postage prepaid, to each holder of record of Series C Preferred at the address for such holder last shown on the records of the transfer agent therefor (or the records of the Corporation, if it serves as its own transfer agent). The initial redemption date (the “Initial Redemption Date”) set forth in the Redemption Notice shall be not less than 60 days nor more than 90 days after receipt of the Redemption Request. Each holder of Series C Preferred Stock may elect to participate in such redemption by so indicating in a written irrevocable notice mailed to the Corporation, by first class or registered mail, postage prepaid, at least 20 days prior to the Initial Redemption Date. Each holder who delivers such a notice, and each holder who was part of the original Redemption Request, is referred to as a “Requesting Holder” in this Section 5. Any redemption required by this Section 5 shall take place in three equal installments, with one third of the shares to be redeemed from each Requesting Holder redeemed on each of the Initial Redemption Date, the first anniversary of the Initial Redemption Date and the second anniversary of the Initial Redemption Date (each such date, a “Redemption Date”).

(c) Redemption Procedure. Except as provided in Section 5(d) below, each Requesting Holder shall surrender to the Corporation on the applicable Redemption Date the certificate(s) representing the shares to be redeemed on such date, in the manner and at the place designated in the Redemption Notice. Thereupon, the Redemption Price shall be paid to the order of each such Requesting Holder and each certificate surrendered for redemption shall be cancelled. If the certificate evidencing the shares to be redeemed also evidences shares not being redeemed, then the Corporation will also deliver to the holder of the certificate a new stock certificate evidencing the shares not redeemed. If a holder notifies the Corporation or its transfer agent in writing that the holder’s certificate has been lost, stolen or destroyed, and executes an agreement in a form satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificate (without requirement of posting any bond), then such actions shall be treated for purposes of this Section 5 as delivery of such lost, stolen or destroyed certificate.

(d) Legal Prohibition. If the funds of the Corporation legally available for redemption of Series C Preferred on any Redemption Date are insufficient to redeem the number of shares of Series C Preferred required under this Section 5 to be redeemed on such date from Requesting Holders, those funds which are legally available will be used to redeem the maximum possible number of such shares of Series C Preferred ratably among the holders of such shares in proportion to the redemption amounts otherwise payable to them. At any time thereafter when additional funds of the Corporation become legally available for the redemption of Series C Preferred, such funds will be used, at the end of the next succeeding month, to redeem the balance of the shares which the Corporation was theretofore obligated to redeem, ratably on the basis set forth in the preceding sentence.

(e) Effect of Redemption. Unless there shall have been a default in payment of the Redemption Price, on the applicable Redemption Date all rights of the holder of each share redeemed on such date as a stockholder of the Corporation by reason of the ownership of such share will cease, except the right to receive the Redemption Price of such share, without interest, upon presentation and surrender of the certificate representing such share, and such share will not from and after such Redemption Date be deemed to be outstanding. Any Series C Preferred redeemed hereunder will be cancelled and will not under any circumstances be reissued, sold or transferred and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series C Preferred accordingly.

6.	COMMON STOCK

The voting, dividend, liquidation and all other rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of Preferred Stock.

V.

A. The liability of the directors for monetary damages shall be eliminated to the fullest extent under the Delaware General Corporation Law (the “DGCL”).

B. This Corporation is authorized to provide indemnification of each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that he or she is or was a director, officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto).

VI.

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Restated Certificate.

B. Subject to the indemnification provisions in the Bylaws, the Board of Directors may from time to time make, amend, supplement or repeal the Bylaws; provided, however, that the stockholders may change or repeal any Bylaw adopted by the Board of Directors by the affirmative vote of the percentage of holders of capital stock as provided therein; and, provided further, that no amendment or supplement to the Bylaws adopted by the Board of Directors shall vary or conflict with any amendment or supplement thus adopted by the stockholders.

C. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

* * * *

FOUR: Pursuant to Sections 242 and 245 of the DGCL, this Restated Certificate of Incorporation has been duly approved by the Board of Directors of this Corporation.

FIVE: Pursuant to Sections 228, 242 and 245 of the DGCL, this Restated Certificate of Incorporation has been duly approved by the stockholders of the Corporation. The total number of outstanding shares of Common Stock entitled to vote is 500,000, the total number of outstanding shares of Series A Preferred entitled to vote is 1,000,000, and the total number of outstanding shares of Series B Preferred entitled to vote is 291,150. A majority of the outstanding shares of each the Common Stock and Preferred Stock (with the Preferred Stock voting together as a separate class on an as-converted to Common Stock basis) approved this Restated Certificate of Incorporation by written consent in accordance with Section 228 of the DGCL and written notice of such was given by the Corporation in accordance with said Section 228.

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IN WITNESS WHEREOF, MEDICINOVA, INC. has caused this Restated Certificate of Incorporation to be signed by its President this 30th day of August, 2004.

MEDICINOVA, INC.

By:	/s/ TAKASHI KIYOIZUMI
Takashi Kiyoizumi, President

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